EXHIBIT 99.1

United-Guardian Reports Very Strong First Quarter Sales and Earnings

HAUPPAUGE, N.Y., May 12, 2009 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) today reported that first quarter sales and earnings both increased substantially over the first quarter of 2008. Sales for the period were up 29%, from $3.0 million in the first quarter of 2008 to $3.9 million this year, and net income was up 38% from $839,000 ($0.17 per share) in 2008 to $1.16 million ($0.23 per share) in 2009.

Ken Globus, President of United-Guardian, stated, "Despite the difficult economic times, we are very pleased to report that as a result of increased sales, as well as our success in lowering the cost of one of our key raw materials, we have been able to achieve first quarter sales and earnings substantially higher than last year. Sales and net income were just below the record levels of the first quarter of 2007, but it should be noted that the record sales in 2007 were primarily the result of customers bringing in additional inventory in anticipation of a price increase, which was not the case this year. With the exception of unusually high sales to one of our medical customers, our sales increase this year was not attributable to any extraordinary event, which makes it that much more significant."

Mr. Globus pointed out that while it is difficult in this economic climate to project how the company will fare over the rest of the year, based on strong April sales the company is optimistic that it will weather the current economic turmoil in better shape than many other companies. He also noted that the company continues to work on a number of new products that it hopes will enable it to continue to expand its sales in the coming years.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

                   RESULTS FOR THE FIRST QUARTER ENDED
                    MARCH 31, 2009 and MARCH 31, 2008

                                                 THREE MONTHS ENDED
                                                      MARCH 31,

                                                 2009          2008
                                                 ----          ----

 Net sales                                    $ 3,895,143  $ 3,031,199
 Costs and expenses                             2,256,304    1,896,495
                                              -----------  -----------
  Income from operations                        1,638,839    1,134,704
 Other income                                      91,602      120,564
                                              -----------  -----------
  Income from operations before income taxes    1,730,441    1,255,268
 Provision for income taxes                       575,200      416,000
                                              -----------  -----------
  Net Income                                  $ 1,155,241  $   839,268
                                              ===========  ===========

  Earnings per common share (basic and
   diluted):                                  $       .23  $       .17
                                              ===========  ===========
 Weighted average shares - basic and diluted    4,946,439    4,946,439
                                              ===========  ===========

Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900